Exhibit 4.12

FORM OF CRUDE CARRIERS CORP.

RESTRICTED STOCK AWARD AGREEMENT DATED [•]

(THE “AWARD DATE”)

WHEREAS, Crude Carriers Corp. (the “Company”) wishes to grant to ____________________ _______________________________________, (the “Recipient”) Restricted Stock in the Company; and

WHEREAS, the Board has determined that it would be to the advantage and in the best interests of the Company and its stockholders to grant the Restricted Stock provided for herein to the Recipient as an inducement to continue to provide services to the Company and as an incentive for increased efforts during such service.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Restricted Stock Award Agreement (the “Agreement”) the parties hereto do hereby agree as follows:

1.           Definitions. All capitalized terms used herein shall have the meaning ascribed to them in the Company’s 2010 Equity Incentive Plan (the “Plan”).

2.           Grant of Restricted Stock. In consideration of the Recipient’s services to the Company and the Recipient’s covenants set out herein, the Company hereby grants to the Recipient ________________ ________________________________,  shares of Restricted Stock (the “Recipient’s Restricted Stock”) subject to the terms and conditions set forth in the Plan, including but not limited to the terms and conditions in connection with the vesting, expiration, limitations on the transferability of, adjustment to and withholding and payment of any taxes associated with such Recipient’s Restricted Stock, and in this Agreement.

3.           Vesting. The Recipient’s rights with respect to the Recipient’s Restricted Stock will vest, and the restrictions set forth in the Plan and in this Agreement with respect thereto shall lapse on:

(i)	August 31, 2013, or

(ii)
if not then fully vested, in full upon the death or total and permanent disability of the Recipient (such disability as determined in good faith by the Board based on an examination by a qualified medical doctor appointed by the Board), or

(iii)
if not then fully vested, upon the Recipient’s Retirement (defined as the termination of employment after attainment of age 65 or other mutually agreed retirement date, whichever later) pro rata in an amount equal to the Recipient’s Restricted Stock times the Number of days from Award Date to Retirement divided by the Number of days from the Award Date to the Vesting Date,

(each of the above, the “Vesting Date”), provided that following the Vesting Date the Recipient’s Restricted Stock shall be subject to the restrictions set forth in the Company’s Articles of Association and Bylaws, as amended, and the restrictions set out in Section 8 of this Agreement. For the avoidance of doubt, in the event the Recipient ceases to be an officer, employee or consultant of, or provide the relevant services to, the Company or one of its Affiliates or Subsidiaries for any reason other than the Recipients’ Retirement, permanent disability or death, the Recipient’s Restricted Stock shall be forfeited without any payment or vesting, unless otherwise mutually agreed.

4.           Custodian. The custodian appointed by the Company in connection with the Recipient Restricted Shares is the National Bank of Greece (the “Custodian”).

5.           Consideration to the Company.  In consideration of the granting of the Recipient Restricted Stock by the Company, the Recipient agrees to render faithful and efficient service to the Company, or its Subsidiaries, Affiliates or any Subsidiary of any Affiliate as the case may be, with such duties and responsibilities as the Company shall from time to time prescribe. Nothing in this Agreement shall confer upon the Recipient any right to continue to render services to the Company or to continue in the employ of the Company or any Subsidiary or Affiliate or any Subsidiary of any Affiliate, as the case may be, thereof, or shall interfere with or restrict in any way the rights of the Company, or any Subsidiary or Affiliate, to discharge the Recipient at any time and for any reason whatsoever.

6.            Dividends. All Recipient’s Restricted Stock granted under the terms of this Agreement shall be entitled to receive dividends or other distributions made during the period between the Award Date and the Vesting Date, payable in full on the Vesting Date. Prior to such Vesting Date, any dividend payments allocated to the Recipient’s Restricted Stock shall be maintained by the Custodian on behalf of the Recipient.

7.           Company Business. Nothing in this Agreement shall be construed as limiting or preventing the Company from taking any action with respect to the operation and conduct of its business that it deems appropriate or in its best interests, including any or all adjustments, recapitalizations, reorganizations, exchanges or other changes in the capital structure of the Company, any merger or consolidation of the Company, any issuance of Stock of or other Awards or subscription rights thereto, any issuance of bonds or debentures, any dissolution or liquidation of the Company, any sale or transfer of all or any part of the assets or business of the Company, or any other corporate act or proceeding, whether of a similar character or otherwise.

8.           General Restrictions and Registration.  (a) The Recipient Restricted Stock shall be subject to all applicable laws, rules and regulations, United States Federal and state securities laws, the availability of exemptions from the registration requirements of such, including all United States Federal and state securities laws, and the obtaining of all approvals by governmental authorities as may be deemed necessary or appropriate by the Board.  In no event will the Company be obligated to register the Recipient Restricted Stock under Federal or state securities laws, to comply with the requirements of any exemption from registration requirements, or to take any other action that may be required in order to permit, or to remove any prohibition or limitation on, the Restricted Stock which may be imposed by any applicable law, rule or regulation.  (b) The Recipient hereby (i) represents and warrants that the Recipient will not distribute any Restricted Stock, whether or not vested, in violation of any United States Federal or state securities laws or the Shareholders Agreement, (ii) acknowledges that, unless notified to the contrary by the Company, such Recipient Restricted Stock will not have been registered under any United States Federal or state securities laws and must be held indefinitely unless subsequently registered under any applicable United States Federal or state securities laws or unless an exemption from such registration is or becomes available and (iii) represents and warrants that the Recipient has received and reviewed the Company’s Insider Trading Policy and shall comply with the terms set out therein .  (c) Any sale or transfer of the Recipient Restricted Stock following the vesting of such Recipient Restricted Stock shall remain subject to applicable law and the approval of the Board and shall be in compliance with the Insider Trading Policy of the Company. (d) The Company may affix to certificates for Stock issued pursuant to this Agreement any legend that the Company determines to be necessary or advisable with respect to any applicable securities law or the Company Articles of Association or Bylaws, as amended.  The Company may advise the Custodian to place a stop order against any legended shares.

9.           Taxation. The Company hereby makes no representation to you with respect to the potential tax consequences of the granting of such Recipient Restricted Stock and bears no responsibility with connection to the tax consequences of receiving such Recipient Restricted Stock to you. You acknowledge that it is your sole responsibility to seek independent advice regarding your obligations with respect to such Restricted Stock, including reporting, accounting, tax and filing obligations, and with respect to any consequences to you of receiving such Restricted Stock.

10.           United States Tax Law (US Residents Only).  You are authorized, if you so choose, to file an election with the United States Internal Revenue Service pursuant to Section 83(b) of the US Internal Revenue Code of 1986, as amended (the “Code”) with respect to all or a portion of the Recipient Restricted Stock.  You agree that if you make such Section 83(b) election, you shall provide a copy of such election to the Company not later than ten days after filing the election with the United States Internal Revenue Service or other governmental authority in accordance with Section 9(n) of the Plan.  The Company has made no recommendation to you with respect to the advisability of making any such election.  You acknowledge that it is your sole responsibility to seek advice regarding Section 83(b) of the Code and to determine the effect of making or failing to make such election.  The delivery of Restricted Stock pursuant to this Agreement is conditioned on satisfaction of any applicable withholding taxes.

11.           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when telecopied (with confirmation of transmission received by the sender), three business days after being sent by certified mail, postage prepaid, return receipt requested or one business day after being delivered to a nationally recognized overnight courier with next day delivery specified to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:  Crude Carriers Corp., Iassonos Street, Piraeus, 18537 Greece
Fax:  +30 210 4284 285
Attn:  General Counsel

If to the Participant, to the address on file with the Company.

Notices sent by email or other electronic means not specifically authorized by this Agreement shall not be effective for any purpose of this Agreement.

12.           Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify this Agreement under any law deemed applicable by the Company, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Company, materially altering the intent of this Agreement, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Agreement shall remain in full force and effect.

13.           Survival.  For the avoidance of doubt, the parties hereto acknowledge that Section 5 shall survive any termination, amendment, renewal or extension of this Agreement or any forfeiture or vesting of any Restricted Shares granted pursuant to this Agreement.

14.           Successors and Assigns of the Company.  The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

15.           Governing Law.  The validity, construction and effect of this Agreement and any rules and regulations relating to this Agreement shall be determined in accordance with the laws of the State of New York, without giving effect to the conflict of laws provisions thereof.

Receipt of this Agreement and of the Plan confirmed and acknowledged by:

Recipient: ____________________________

Crude Carriers Corp.: __________________

Date:           ____________________________